Exhibit 99.1

Century Therapeutics Presents Initial Data from CNTY-101 Phase 1 ELiPSE-1 Trial Supporting the Potential for a Multi-Dosing Strategy for CAR iNK Enabled by Allo-Evasion™ Edits

– Data presented at 65th ASH Annual Meeting show CNTY-101 was generally well tolerated at Dose Level 1 (100 million cells) in a high-risk, heavily pretreated R/R B-cell lymphoma patient –

– Preliminary clinical data demonstrate six-month durable complete response in Dose Level 1 in a single patient following multiple cycles of CNTY-101 without lymphodepletion –

– Pharmacokinetic data suggests CNTY-101 exposure may be maintained upon administration of additional cycles without lymphodepletion due to lack of observed allo-rejection –

– Company to host conference call on Monday, December 11 at 7:30 AM PT/10:30 AM ET to review ASH data including additional clinical results from Dose Level 1 (100 million cells) and Dose Level 2 (300 million cells), as well as clinical plans for CNTY-101 in systemic lupus erythematosus –

PHILADELPHIA, December 9, 2023 – Century Therapeutics (NASDAQ: IPSC), an innovative biotechnology company developing induced pluripotent stem cell (iPSC)-derived cell therapies in immuno-oncology and autoimmune and inflammatory disease, today announced the presentation of initial clinical data from a single-patient case study which Century believes support the potential for a multi-dosing strategy for CAR iNK enabled by Allo-Evasion™ edits at the 65th American Society of Hematology (ASH) Annual Meeting and Exposition, being held December 9-12 in San Diego. The poster, titled, “Multiple Doses of CNTY-101, an iPSC-Derived Allogeneic CD19 Targeting CAR-NK Product, are Safe and Result in Tumor Microenvironment Changes Associated with Response: A Case Study”, is available on the Scientific Resources page of the Company’s website.

“We are thrilled that the initial clinical evidence for CNTY-101 provides support for the potential for Allo-Evasion™ to enable a multi-dosing regimen without the need for continued lymphodepletion. This is highly encouraging in advancing our goal to increase persistence of the cells during the treatment period and potentially lead to deeper and more durable responses,” said Brent Pfeiffenberger, Pharm.D., Chief Executive Officer of Century Therapeutics. “We look forward to advancing the study at both higher and more frequent doses of CNTY-101, and plan to present additional clinical data in mid-2024.”

“As the first cell therapy product candidate engineered with six precision gene edits aimed at providing selectivity and persistence, CNTY-101 is positioned to potentially fill a high unmet need among heavily pretreated non-Hodgkin lymphoma patients,” said Krish Patel, M.D., Director of Lymphoma Program, Director of Hematologic Malignancies and Cellular Therapy, Swedish Cancer Institute, Seattle. “The encouraging initial data presented today from this patient who received low doses of CNTY-101 exhibits signals of persistence of CNTY-101 cells out of circulation and supports testing at higher doses. I look forward to the continuation of the study and to further investigating the full therapeutic potential of CNTY-101.”

Data featured in a single-patient case study presented at ASH involves a 63-year-old patient with relapsed/refractory (R/R) progressive follicular lymphoma previously treated with four prior lines of therapy who was enrolled at Dose Level 1 (100 million cells). As of a data cutoff date of November 13, 2023, the patient has received seven 28-day cycles of a single infusion of CNTY-101 at Dose Level 1. Cycles one and two included three days of lymphodepletion (LD), whereas cycles three through seven were given with no LD. Interleukin-2 (IL-2) was administered for all cycles except for the first. The patient maintained a complete response with a duration of six months before subsequently progressing.

Data from the single-patient case study indicated that CNTY-101 was generally well tolerated in this patient at Dose level 1 (100 million cells). No dose-limiting toxicities, cytokine release syndrome or immune effector cell–associated neurotoxicity syndrome were observed, and no adverse events related to treatment with CNTY-101 were detected in this patient, to date. Additionally, no concerted changes in inflammatory cytokines and mediators associated with cytokine release syndrome or neurotoxicity have been detected in this patient.

Following administration of two cycles with and three cycles without LD, serum assessments from available data of the first five cycles of CNTY-101 treatment in this patient showed no evidence of functional pre-existing or induced humoral immunogenicity against CNTY-101. Importantly, tumor microenvironment initial analyses demonstrated a vigorous increase in T cells within 8 days of the 1st CNTY-101 cell infusion. Increases in proliferating cytotoxic T cells and TNFα and IFNγ-secreting cells were observed, suggestive of induction of adaptive immune responses within the tumor. Additionally, ddPCR analysis of CNTY-101 genomic DNA and cell-free DNA from Dose Level 1 patient (n=4) samples suggest that CNTY-101 cells were able to traffic out of circulation shortly after infusion and showed persistence in tissues for at least 3 days.

In addition to the preliminary clinical data presented today, the Company will also present additional results from patients treated at Dose Level 1 (100 million cell dose), as well as preliminary data from three patients treated at Dose Level 2 (300 million cell dose) during a conference call and webcast on Monday, December 11 at 7:30 AM PT/10:30 AM ET. In addition, the Company will discuss its planned Phase 1 trial, including supporting preclinical data, for CNTY-101 in systemic lupus erythematosus, the Company’s first autoimmune and inflammatory disease indication.

Conference Call and Webcast

The live audio webcast and accompanying slides may be accessed through the Events & Presentations page in the Investors section of the Company's website. Alternatively, the conference call may be accessed through the following:

·	Conference ID: century2023

·	Domestic Dial-in Number: (800) 590-8290

·	International Dial-in Number: (240) 690-8800

·	Live webcast: https://century-therapeutics-initial-clinical-data-call.open-exchange.net/

For those unable to participate in the conference call or webcast, a replay will be available on the Investors section of the Company's website at www.centurytx.com approximately 24 hours after the conference call and will be available for 90 days following the call.

About Allo-Evasion™

Century’s proprietary Allo-Evasion™ technology is used to engineer cell therapy product candidates with the potential to evade identification by the host immune system so they can be dosed multiple times without rejection, enabling increased persistence of the cells during the treatment period and potentially leading to deeper and more durable responses. More specifically, Allo-Evasion™ 1.0 technology incorporates three gene edits designed to avoid recognition by patient/host CD8+ T cells, CD4+ T cells and NK cells. Knockout of beta-2-microglobulin or β2m, designed to prevent CD8+ T cell recognition, knock-out of the Class II Major Histocompatibility Complex Transactivator, or CIITA, designed to prevent CD4+ T cell recognition, and knock-in of the HLA-E gene, designed to enable higher expression of the HLA-E protein to prevent killing of CNTY-101 cells by host NK cells. Allo-Evasion™ technology may allow the implementation of more flexible and effective repeat dosing protocols for off-the-shelf product candidates.

About ELiPSE-1

The Phase 1 ELiPSE-1 trial (NCT05336409) is intended to assess the safety, tolerability, pharmacokinetics, and preliminary efficacy of CNTY-101 in adult patients with relapsed or refractory CD19-positive B-cell lymphomas. All patients will receive an initial standard dose of conditioning chemotherapy consisting of cyclophosphamide (300 mg/m2) and fludarabine (30mg/m2) for 3 days. Schedule A of the trial includes a single-dose escalation of CNTY-101 and subcutaneous IL-2. Schedule B will evaluate a three-dose schedule per cycle of CNTY-101. Patients who demonstrate a clinical benefit are eligible for additional cycles of treatment with or without additional lymphodepletion.

About CNTY-101

CNTY-101 is an investigational off-the-shelf immunotherapy product candidate that utilizes iPSC-derived natural killer (NK) cells with a CD19-directed chimeric antigen receptor (CAR) and includes Century’s core Allo-Evasion™ edits designed to overcome the three major pathways of host versus graft rejection - CD8+ T cells, CD4+ T cells and NK cells. In addition, the product candidate is engineered to express IL-15 to provide homeostatic cytokine support, which has been shown pre-clinically to improve functionality and persistence. Further, to potentially improve safety, the iNK cells were engineered with an EGFR safety switch, and proof-of-concept studies have demonstrated that the cells can be quickly eliminated by the administration of cetuximab, an antibody against EGFR approved by the U.S. Food and Drug Administration for certain cancers. Century is currently assessing CNTY-101 in patients with relapsed or refractory CD19-positive B-cell lymphomas in its Phase 1 ELiPSE-1 clinical trial and intends to initiate its second Phase 1 clinical trial assessing CNTY-101 in patients with moderate to severe systemic lupus erythematosus.

About Century Therapeutics

Century Therapeutics (NASDAQ: IPSC) is harnessing the power of adult stem cells to develop curative cell therapy products for cancer and autoimmune and inflammatory diseases that we believe will allow us to overcome the limitations of first-generation cell therapies. Our genetically engineered, iPSC-derived cell product candidates are designed to specifically target hematologic and solid tumor cancers, with a broadening application to autoimmune and inflammatory diseases. We are leveraging our expertise in cellular reprogramming, genetic engineering, and manufacturing to develop therapies with the potential to overcome many of the challenges inherent to cell therapy and provide a significant advantage over existing cell therapy technologies. We believe our commitment to developing off-the-shelf cell therapies will expand patient access and provide an unparalleled opportunity to advance the course of cancer and autoimmune and inflammatory disease care. For more information on Century Therapeutics please visit www.centurytx.com.

Century Therapeutics Forward-Looking Statement

This press release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, including but not limited to, statements regarding our clinical development plans and timelines, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control, including, among others: our ability to successfully advance our current and future product candidates through development activities, preclinical studies, and clinical trials; our dependence on the success of our lead product candidate, CNTY-101; the ability of CNTY-101 to be administered as part of a multi-dose strategy and to enable responses without lymphodepletion; uncertainties inherent in the results of preliminary data, pre-clinical studies and earlier-stage clinical trials, which may not be predictive of final results or the results of later-stage clinical trials; the timing of and our ability to initiate and successfully enroll the Phase 1 SLE trial; our ability to obtain FDA clearance of our future IND submissions and commence and complete clinical trials on expected timelines, or at all; our reliance on the maintenance of certain key collaborative relationships for the manufacturing and development of our product candidates; the timing, scope and likelihood of regulatory filings and approvals, including final regulatory approval of our product candidates; the impact of geopolitical issues, banking instability and inflation on our business and operations, supply chain and labor force; the performance of third parties in connection with the development of our product candidates, including third parties conducting our clinical trials as well as third-party suppliers and manufacturers; our ability to successfully commercialize our product candidates and develop sales and marketing capabilities, if our product candidates are approved; our ability to recruit and maintain key members of management and our ability to maintain and successfully enforce adequate intellectual property protection. These and other risks and uncertainties are described more fully in the “Risk Factors” section of our most recent filings with the Securities and Exchange Commission and available at www.sec.gov. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

For More Information:

Investors/Media: Melissa Forst/Maghan Meyers – century@argotpartners.com